AIG Inc.
1271 Avenue of the Americas Floor 41
New York, NY 10020-1304

Kelly Lafnitzegger
Executive Vice President,
Chief Human Resources Officer
Kelly.Lafnitzegger@aig.com

January 1, 2026
Eric Andersen

Dear Eric,

We are pleased to confirm the terms of your joining American International Group, Inc. (“AIG” or the “Company”).
•Start Date. Your start date will be on or about February 16, 2026 (your “Start Date”).
•Position. On your Start Date, you will serve as President and Chief Executive Officer-Elect of AIG. In this capacity, you will be a member of the AIG Executive Leadership Team and report directly to Peter Zaffino, Chairman and Chief Executive Officer of AIG.
It is anticipated that, on or about June 1, 2026 (the “Transition Date”), you will be appointed Chief Executive Officer and President of AIG and appointed as a member of the Board of Directors (the “Board”). As Chief Executive Officer and President, you will report directly to the Board (specifically to the Executive Chairman and Lead Independent Director, as applicable) and have all of the customary authorities, duties and responsibilities that accompany these positions.
•Location & Employer. You will be based in New York, NY and employed directly by AIG Employee Services, Inc. (your “Employer”).
•Initial Total Direct Compensation. Your initial annual target direct compensation will be US$14,000,000 as follows:
•Base Salary. Your initial base cash salary will be at a rate of US$1,250,000 per year.
•Short Term Incentive. Your initial annual Short Term Incentive (“STI”) target for 2026 will be US$3,250,000, prorated based on the Start Date using AIG’s customary methodology. Your STI award will be payable when STI awards are regularly paid to similarly situated active employees and subject to applicable withholdings.

AIG’s Short Term Incentive Plan (“STIP”) currently provides that, as a member of the AIG Executive Leadership Team, your STI Award will be based on a combination of Company-based performance metrics and individual-based performance metrics that you will establish with Mr. Zaffino, subject to review by the Compensation and Management Resources Committee (“CMRC”) of the Board. Your final award will be determined based on the CMRC’s assessment of your performance. Your STI award is contingent on your being an active employee of the Company on the date the STI award determinations for the performance year are made and having not given or received notice of termination of employment and will be subject to the terms and conditions of the STIP as in effect from time to time and AIG’s Clawback Policies (as defined below).
•Long Term Incentive. A recommendation on your behalf will be made to the CMRC that, under the AIG Long Term Incentive Plan (the “LTIP”), you be granted a Long Term Incentive (“LTI”) Award based on a target of US$9,500,000 for the performance year 2026. This recommendation and grant are contingent on your being an active employee of the Company on the date of CMRC approval of the grant and having not given or received notice of termination of employment and will be subject to the terms and conditions of the relevant LTIP and the award agreement governing the grant and AIG’s Clawback Policies.
•Increase in Total Direct Compensation on Appointment as Chief Executive Officer. On your appointment as Chief Executive Officer of AIG, your annual target direct compensation will be increased to US$18,000,000 as follows:
•Base Salary. As of the Transition Date, your base cash salary will be increased to US$1,500,000 per year.
•Short Term Incentive. As of the Transition Date, your annual STI target for 2026 will be increased to US$4,000,000, and the increased STI award will be prorated over the year using AIG’s customary methodology.
•Long Term Incentive. A recommendation on your behalf will be made to the CMRC that, under the LTIP, you be granted a LTI Award based on a target of US$12,500,000 for the performance year 2027. This recommendation and grant are contingent on your being an active employee of the Company on the date of CMRC approval of the grant and having not given or received notice of termination of employment and will be subject to the terms and conditions of the relevant LTIP and the award agreement governing the grant and AIG’s Clawback Policies.
•Partial Buy-Out of Forfeited Equity. In consideration of equity foregone from your current employer, and subject to review by AIG of documentation evidencing the foregone equity, we will provide a buy-out of US$12,500,000, in restricted stock units (“Buy-Out RSUs”).
•A recommendation on your behalf will be made to the CMRC for your “Buy-Out RSUs” with a grant date effective on your Start Date. Any such recommendation and grant are contingent on your being an active employee of the Company on the effective date of CMRC approval of the grant and having not given or received notice of termination of employment and will be subject to the terms and conditions of the relevant LTIP and the agreement governing the grant and AIG’s Clawback Policies. For the purposes of your Buy-Out RSUs only, “Cause” shall be defined as (1) any conduct involving intentional wrongdoing, fraud, dishonesty, gross negligence or willful misconduct or (2) any act or omission that constitutes a material breach of the terms of your Offer Letter, the Company’s Code of Conduct, or any other personnel or compliance policy applicable to you.
•Benefits. You will be entitled to benefits consistent with senior executives of AIG and reimbursement of reasonable business expenses, in each case in accordance with applicable AIG policies as in effect from time to time, which currently include use of Company pool cars and drivers, financial advisory services, executive protection and security and executive health benefits. Additionally, following your appointment as Chief Executive Officer and President of AIG, in the case of flights taken on any corporate aircraft for your personal use, the Company will provide you an allowance of $195,000 per year of the aggregate incremental cost to the Company for such flights, and you shall be required to reimburse the Company in full for any amounts above $195,000 per year (as determined by the Company in accordance with its regular practices). In accordance with the terms of the applicable Company corporate policy(ies) in effect from time to time, to facilitate the performance of your management responsibilities hereunder following your appointment as Chief Executive Officer and President of AIG, you shall be required to use Company-provided transportation for all business and personal travel purposes, as set forth in the Company’s corporate policy(ies).
•Paid Time Off. You will be eligible for 30 days of PTO on an annual basis, accruing in accordance with the terms set forth in the Employee Handbook.
•Notice Period. You agree that if you voluntarily resign, you will give twelve months’ written notice to the Company of your resignation, which may be working notice or non-working notice at the Company’s sole discretion and which notice period is waivable by the Company at the Company’s sole discretion. If you execute an LTIP award agreement containing a longer notice period than the notice period contained in this offer letter, the notice period in the LTIP award agreement will govern.
•Clawback Policies. Any bonus, equity or equity-based award or other incentive compensation granted to you will be subject to the AIG Clawback Policy and the AIG Financial Restatement Clawback Policy (and any other AIG clawback policies as may be in effect from time to time) (together, the “Clawback Policies”).
•Officer Appointment. A proposal will be made to the Board that you be appointed as an officer of American International Group, Inc., effective your Start Date. You are responsible for ensuring your ability to be so appointed, including compliance with applicable laws, rules or regulations and any reporting obligations with respect to any other director or officer position you may hold.

•Indemnification and Cooperation. During and after your employment, AIG will indemnify you in your capacity as a director, officer, employee, or agent of AIG to the fullest extent permitted by applicable law and AIG’s charter and by-laws and will provide you with director and officer liability insurance coverage (including post-termination/post-director service tail coverage) on the same basis as AIG’s other executive officers.
You agree (whether during or after your employment with AIG) to reasonably cooperate with AIG in connection with any litigation or regulatory matter or with any government authority on any matter, in each case, pertaining to AIG and with respect to which you may have relevant knowledge, provided that, in connection with such cooperation, AIG will reimburse your reasonable expenses.
•Tax Matters. Tax will be withheld by your Employer and/or AIG as appropriate under applicable tax requirements for any payments or deliveries under this letter. To the extent any taxable expense reimbursement or in-kind benefits under this letter is subject to Section 409A of the U.S. Internal Revenue Code of 1986 (the “Code”), the amount thereof eligible in one taxable year shall not affect the amount eligible for any other taxable year, in no event shall any expenses be reimbursed after the last day of the taxable year following the taxable year in which you incurred such expenses and in no event shall any right to reimbursement or receipt of in-kind benefits be subject to liquidation or exchange for another benefit. Each payment under this letter will be treated as a separate payment for purposes of Section 409A.
In the event that any payments or benefits otherwise payable to you (1) constitute “parachute payments” within the meaning of Section 280G of the Code, and (2) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits will be either (x) delivered in full, or (y) delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by you on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. Any reduction in payments and/or benefits required by this provision will occur in the following order: (1) reduction of cash payments;
(2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to you. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for equity awards.
•No Guarantee of Employment or Target Direct Compensation. This offer letter is not a guarantee of employment or target direct compensation for a fixed term.
•Entire Agreement. This offer letter constitutes AIG and your employer’s only statement relating to its offer of employment to you and supersedes any previous communications or representations, oral or written, from or on behalf of AIG or any of its affiliates.

•Miscellaneous Representations. You confirm and represent to AIG, by signing this letter, that: (a) you are under no obligation or arrangement (including any restrictive covenants with any prior employer or any other entity) that would prevent you from becoming an employee of AIG or that would adversely impact your ability to perform the expected services on behalf of AIG other than as previously disclosed in writing to AIG; (b) you have not taken (or failed to return) any confidential information belonging to your prior employer or any other entity, and, to the extent you remain in possession of any such information, you will never use or disclose such information to AIG or any of its employees, agents or affiliates; (c) you understand and accept all of the terms and conditions of this offer; and (d) you acknowledge that your Employer is an intended third party beneficiary of this offer letter.
•Restrictive Covenants. This offer and your employment with AIG are contingent on your entering into the enclosed Non-Solicitation and Non-Disclosure Agreement. Further, you agree that, during your employment with AIG and for a period of one (1) year after employment terminates for any reason (“Restricted Period”), you shall not, directly or indirectly, (i) engage in any Competitive Business; (ii) enter the employ of, or render any services to, any person engaged in any Competitive Business; (iii) acquire a financial interest (other than passive investments) in, or otherwise become actively involved with, any person engaged in any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or (iv) interfere with business relationships between AIG and customers or suppliers of, or consultants to, AIG. “Competitive Business” means, as of any date, including during the Restricted Period, any entity (including any joint venture, partnership, firm, corporation or limited liability company) that engages in or proposes to engage in the following activities in any geographical area in which AIG does such business: the property and casualty insurance business, including commercial insurance, business insurance, personal insurance and/or specialty insurance. Notwithstanding anything to the contrary in this offer letter, you may (i) directly or indirectly, own, solely as an investment, securities of any person engaged in the business of AIG which are publicly traded on a national or regional stock exchange or on the over-the-counter market if you (A) are not a controlling person of, or a member of a group which controls, such person and (B) do not, directly or indirectly, own one percent (1%) or more of any class of securities of such person and (ii) provide services to or acquire a financial interest or become actively involved in an entity that has a unit, division, subsidiary or other line of business or portfolio company engaging in a Competitive Business so long as you do not provide services directly to such unit, division, subsidiary or other line of business or portfolio company engaging in the Competitive Business. You understand that the provisions described in this paragraph may limit your ability to earn a livelihood in a business similar to the business of the Company but you nevertheless agree and hereby acknowledge that: (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company; (ii) such provisions contain reasonable limitations as to time and scope of activity to be restrained; (iii) such provisions are not harmful to the general public; and (iv) such provisions are not unduly burdensome to you. In consideration of the foregoing and in light of your education, skills and abilities, you agree that you will not assert that, and it should not be considered that, any provision of this paragraph otherwise is void, voidable or unenforceable or should be voided or held unenforceable. It is expressly understood and agreed that, although you and the Company consider the restrictions contained in this paragraph to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this paragraph or elsewhere in this offer letter is an unenforceable restriction against you, the provisions of this offer letter shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this offer letter is unenforceable and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein. This paragraph shall survive the termination of this offer letter.
•Employment Dispute Resolution. You are a participant in the Company’s Employment Dispute Resolution (“EDR”) program, which provides for various ways to address work-related disputes, including mediation and arbitration, through the American Arbitration Association (“AAA”). Information on the company’s EDR Program is available to employees via the Company Intranet and can be made available to you prior to your date of hire upon request.
•Background Investigation. Your role is deemed a Position of Trust. Therefore, this offer is contingent upon the successful results of a background screen in accordance with AIG’s Position of Trust Background Screening policy, which may include, but may not be limited to, verification of employment, professional certifications, designations or licenses, criminal and credit history, educational background, and proof of eligibility to work in the United States. If you accept this offer and are allowed to start your employment while these conditions or contingencies remain pending, this offer may be rescinded, and your employment terminated if they are not subsequently successfully completed.
We look forward to welcoming you to AIG and wish you every success in your new role.
Sincerely,
/s/ Kelly Lafnitzegger            1/6/2026

AMERICAN INTERNATIONAL GROUP, INC.
Kelly Lafnitzegger

I agree with and accept the foregoing terms.

/s/ Eric J. Andersen	January 2, 2026
Eric Andersen	Date

NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT
1.The individual executing this agreement (the “Employee”) is or will soon be an at-will employee of American International Group, Inc. or one of its subsidiaries (the “Company”). As such, the Employee is free to resign from employment at any time and for any reason. Likewise, the Company may terminate the Employee’s employment at any time for any reason. This Agreement is not a guarantee of any fixed term employment.
2.This Agreement is a term and condition of the Employee’s at-will employment with the Company. Employment with the Company is conditioned upon the Employee’s execution of this Agreement.
3.This Agreement is necessary for the protection of the legitimate and protectable business interests of the Company and its affiliates (collectively, “AIG”) in their customers, customer goodwill, accounts, prospects, employee training, and confidential and proprietary information. The Employee’s employment requires exposure to and use of Confidential Information (as defined in Paragraph 5). Accordingly, the Employee agrees that during and after the Employee’s employment with AIG, the Employee will not, directly or indirectly, on the Employee’s own behalf or on behalf of any other person or any entity other than AIG solicit, contact, call upon, communicate or attempt to communicate with any customer or client or prospective customer or client of AIG, where to do so would require the use or disclosure of Confidential Information (for purposes of this Agreement, “customer or client” shall not include insurance brokers). The Employee further agrees that during the Employee’s employment with AIG and for a period of one (1) year after employment terminates for any reason, the Employee will not, directly or indirectly, regardless of who initiates the communication, solicit, participate in the solicitation or recruitment of, or in any manner encourage or provide assistance to, any employee, consultant, registered representative, or agent of AIG to terminate his or her employment or other relationship with AIG or to leave its employ or other relationship with AIG for any engagement in any capacity or for any other person or entity.
4.During the term of employment, the Employee will have access to and become acquainted with Confidential Information. The Employee agrees that during the Employee’s employment and any time thereafter, all Confidential Information will be treated by the Employee in the strictest confidence and will not be disclosed or used by the Employee in any manner other than in connection with the discharge of the Employee’s job responsibilities without the prior written consent of AIG or unless required by law. The Employee further agrees that the Employee will not remove or destroy any Confidential Information either during the Employee’s employment or at any time thereafter and will return to AIG any Confidential Information in the Employee’s possession at the end of the Employee’s employment (or earlier if so requested by the Company). The Employee also agrees that during and after the Employee’s employment with AIG, the Employee will not make any disparaging comments about AIG or any of its officers, directors or employees to any person or entity not affiliated with AIG. Nothing herein shall prevent the Employee from making or publishing any statement (a) when required by law, subpoena or court order or at the request of an administrative agency or legislature, (b) in the course of any legal, arbitral, administrative, legislative or regulatory proceeding, (c) to any governmental authority, regulatory agency or self-regulatory organization, (d) in connection with any investigation by AIG, or (e) where a prohibition or limitation on such communication is unlawful.
For example, nothing in this Agreement or any AIG policy shall prohibit, prevent, limit or restrict the Employee from (i) exercising Employee’s Section 7 rights under the National Labor Relations Act, including but not limited to, the right to participate in activities or communications related to wages or compensation or other terms, conditions or privileges of employment, or (ii) communicating with or responding to any inquiry by the Securities and Exchange Commission, law enforcement, the Equal Employment Opportunity Commission or any state or local commission on human rights (e.g., for New York employees, the New York State Division of Human Rights or the New York City Commission on Civil Rights), any other local, state, or federal governmental or regulatory authority, any self-regulatory organization, or any attorney retained by the Employee, provided that AIG does not waive any attorney-client privilege over any information provided by the Employee that is appropriately covered by such privilege. Moreover, the Employee shall not be held liable under federal or state trade secrets law or this Agreement or any other agreement for the disclosure of a trade secret or other confidential information in confidence to a government official or attorney solely for the purpose of investigating or reporting a suspected violation of law or in a court filing under seal.
5.“Confidential Information” refers to an item of information or a compilation of information in any form (tangible or intangible), related to AIG’s business that AIG has not made public or authorized public disclosure of, which became known to Employee as a result of Employee’s employment with AIG, and that is not generally known to the public through proper means. Confidential Information includes, but is not limited to: (a) business plans and analysis, customer and prospective customer lists, sales strategies and techniques, personnel, staffing and compensation information, marketing plans and strategies, research and development data, financial data, operational data, methods, techniques, technical data, know-how, innovations, computer programs, un-patented inventions, and trade secrets; and (b) information about the business affairs of third parties (including, but not limited to, customers and prospective customers) that such third parties provide to AIG in confidence. The presence of non-confidential items of information within an otherwise confidential compilation of information will not remove the compilation itself (the information in its compiled form) from the protection of this Agreement. The Employee acknowledges that items of Confidential Information are AIG’s valuable assets and have economic value, actual or potential, because they are not generally known by the public or others who could use them to their own economic benefit and/or to the competitive disadvantage of AIG.
6.The covenants contained in Paragraphs 3 and 4 of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. The Employee acknowledges that these restrictions are reasonably necessary for the protection of AIG. The Employee also acknowledges that irreparable harm and damages would result to AIG if the provisions of Paragraph 3 or 4 were not complied with and agrees that AIG shall be entitled to legal, equitable or other remedies, including, without limitation, injunctive relief and specific performance to protect against the inevitable disclosure of AIG’s Confidential Information, any failure to comply with the provisions of Paragraph 3 or 4 of this Agreement, or any threatened breach of any term of this Agreement. The Employee further agrees that the Employee shall be liable for the attorneys’ fees and costs incurred by AIG as a result of the Employee’s breach of Paragraph 3 or 4 of this Agreement.
7.Invention Assignment: (a) the Employee hereby assigns all right, title and interest in any intellectual property, including but not limited to discoveries, ideas, inventions, works, reports, rules, processes, lists, data and other materials along with all improvements thereto (whether or not patentable or registerable under copyright or similar statutes) conceived, produced or developed by the Employee, either alone or in conjunction with others, pursuant to, or in furtherance of the Employee’s employment with the Company (collectively “Intellectual Property”). Moreover, if requested, the Employee agrees to execute any documents required to perfect AIG’s interest in the above referenced intellectual property, and to otherwise fully cooperate with such process during and after the Employee’s employment with the Company.
(b)This assignment shall include all such Intellectual Property that: (1) relates in any way to AIG’s business, or to actual or anticipated research and development of AIG; or (2) results in any way from the performance by the Employee of duties and responsibilities as an employee of the Company. The Employee further agrees that all original works of authorship which were made by the Employee (either alone or with others) within the scope of and during the period of the Employee’s employment with the Company and which are protectable by copyright laws, are “works made for hire” as that term is defined in the United States Copyright Act.
(c)Notwithstanding the above, this Section does not apply to inventions that qualify under state law as inventions that cannot be required to be assigned.
(d)The Employee represents that, the Employee does not possess, and is not aware of, any Intellectual Property (as defined above) conceived, produced or developed by the Employee, either alone or in conjunction with others, pursuant to, or in furtherance of the Employee's employment with a prior employer that (i) is owned by the Employee or in which the Employee has an interest and was made or acquired by the Employee prior to the commencement of Employee’s employment with the Company, (ii) may relate in any way to the Company’s actual or proposed businesses, products, services, or research and development, and (iii) is not to be assigned to the Company under this Agreement.
8.This Agreement may be modified only by a written agreement signed by the Employee and the Company. If any term of this Agreement is rendered invalid or unenforceable, the remaining provisions shall remain in full force and shall in no way be affected, impaired or invalidated. Should a court determine that any provision of this Agreement is unreasonable, whether in period of time, geographical area, or otherwise, the Employee agrees that such provision of the Agreement should be interpreted and enforced to the maximum extent that such court deems reasonable.
9.THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PROVISIONS (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF ANY LAW OTHER THAN THE STATE OF NEW YORK. ANY DISPUTE CONCERNING THIS

AGREEMENT SHALL PROCEED IN ACCORDANCE WITH THE TERMS OF AIG’S EMPLOYMENT DISPUTE RESOLUTION PROGRAM.
IN WITNESS WHEREOF, the Employee has agreed to the terms set forth above by signing below.

/s/ Eric J. Andersen	January 2, 2026
Eric Andersen	Date

-4-